EXHIBIT 23(a)


                          CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated January 22, 1996, which appears on page 21 of the 1995 Annual Report to Shareholders of Minnesota Power & Light Company, which is incorporated by reference in Minnesota Power & Light Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 37 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


          /s/ PRICE WATERHOUSE LLP
          ------------------------
          PRICE WATERHOUSE LLP
          Minneapolis, Minnesota
          June 18, 1996